UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2013

FUTURE ENERGY, CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54870

(Commission File Number)

41-2281199

(IRS Employer Identification No.)

840 23rd Street, St. Georges, QC Canada G5Y 4N6

(Address of principal executive offices and Zip Code)

(418) 263-2272

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 25, 2013, Future Energy, Corp. (“FEC”) entered into a share exchange agreement (the “Share Exchange Agreement”) with MarilynJean Holdings Inc., a private British Columbia corporation wholly-owned by FEC that was incorporated solely to facilitate the proposed transaction as described herein (“Exchangeco”), MarilynJean Media Inc., a private British Columbia corporation in the business of online merchandising (“MarilynJean”), and the shareholders of MarilynJean, pursuant to which, and at the closing thereof, FEC has agreed to directly and indirectly acquire all of the 181,651,250 issued and outstanding shares of MarilynJean (the “Transaction”).

Pursuant to the terms of the Share Exchange Agreement, each non-Canadian shareholder of MarilynJean will receive one common share in the capital of FEC for each one share of MarilynJean held by such holders.  In order to minimize any adverse tax consequences for Canadian shareholders of MarilynJean, Canadian shareholders have the option of receiving exchangeable shares of Exchangeco (“Exchangeable Shares”).  The Share Exchange Agreement and the Transaction are intended to provide the Canadian shareholders of MarilynJean with the opportunity to dispose of their MarilynJean shares in return for Exchangeable Shares on a tax deferred or “roll-over” basis for Canadian tax purposes pursuant to the provisions of Section 85 of the Income Tax Act (Canada).  Each Exchangeable Share can be exchanged into one FEC common share subject to the rights and restrictions of the Exchangeable Shares which are set out in Schedule J to the Share Exchange Agreement.  Upon the closing of the Transaction, FEC will directly and indirectly (through Exchangeco) hold all of the issued and outstanding shares of MarilynJean.

The closing of the Transaction is subject to a number of conditions including: (i) receipt of all required regulatory or third party approvals and consents required to consummate the Transaction; (ii) satisfactory completion or waiver of each of the party’s covenants in the Share Exchange Agreement; (iii) the issuance by FEC of special voting shares contemplated in the Share Exchange Agreement (the “Special Voting Shares”); and (iv) the entry by FEC and the relevant parties into the voting and exchange trust agreement (the “Voting Trust Agreement”) and the exchangeable share support agreement.

As set out under Item 8.01 below, FEC has filed a Certificate of Designation to create the Special Voting Shares with a par value of US$0.001, having substantially the same rights, privileges, restrictions and conditions as described in the Voting Trust Agreement to be entered into on the closing date of the Transaction by FEC, Exchangeco and Chester Ku as trustee.  Each Special Voting Share generally grants one vote per share held at all meetings of the common shareholders of FEC.  On or prior to the closing of the Transaction, FEC intends to issue Special Voting Shares equal to the number of Exchangeable Shares issued pursuant to the Transaction, which shares will be issued to and deposited with Chester Ku as trustee who is also an independent director of FEC.  The trustee will hold the Special Voting Shares as trustee for the holders of the Exchangeable Shares in accordance with the terms of the Voting Trust Agreement which is attached as Schedule H to the Share Exchange Agreement.

On the closing of the Transaction, FEC currently anticipates that Exchangeco will issue an aggregate of 106,651,250 Exchangeable Shares to the Canadian shareholders of MarilyJean in exchange for 106,651,250 MarilynJean shares currently held by such shareholders and an aggregate of 75,000,000 FEC Shares to the non-Canadian shareholders of MarilyJean in exchange for 75,000,000 MarilynJean shares currently held by such shareholders.

Due to the conditions precedent to closing, FEC can offer no assurance that the closing of the Transaction will occur.

A copy of the Share Exchange Agreement is filed as an exhibit to this Current Report on Form 8-K.

5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2013, Mike Anderson and Jefferson Villines resigned as directors of the Company.  There were no disagreements between FEC and each of the resigning directors as that term is defined in 17 CFR 240.3b-7 on any matter relating to FEC’s operations, policies or practices.

Item 8.01  Other Events.

On March 25, FEC filed a Certificate of Designation with the Secretary of State of Nevada designating the Special Voting Shares as a series of its preferred shares.

A copy of the Certificate of Designation is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)

Exhibits

10.1

Share Exchange Agreement dated March 25, 2013 among FEC, Exchangeco, MarilynJean and the shareholders of MarilynJean.

99.1

Certificate of Designation filed with the Nevada Secretary of State on March 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTURE ENERGY, CORP.

/s/ Chester Ku

Chester Ku

Director

Dated: March 26, 2013